                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                      Williams Communications Group, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         [WILLIAMS COMMUNICATIONS LOGO]

To the Stockholders of
Williams Communications Group, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of Williams Communications Group, Inc. to be held on Thursday, May 18, 2000, in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, commencing at 4 p.m., local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on the operations of Williams Communications will be presented at the meeting, followed by a question-and-answer and discussion period.

     We know that most of our stockholders are unable to personally attend the Annual Meeting. The Company solicits proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

     Thank you for your continued interest in Williams Communications.

                                            Very truly yours,

                                            /s/ HOWARD E. JANZEN
                                            Howard E. Janzen

Enclosures
March 27, 2000

                      WILLIAMS COMMUNICATIONS GROUP, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

To the Stockholders of
Williams Communications Group, Inc.

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Williams Communications Group, Inc. will be held in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, on Thursday, May 18, 2000, at 4 p.m., local time, for the following purposes:

          1. To elect three directors of the Company;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 2000, as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                             By Order of the Board of Directors

                                                      Shawna L. Gehres
                                                         Secretary

Tulsa, Oklahoma
March 27, 2000

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

                      WILLIAMS COMMUNICATIONS GROUP, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

     This Proxy Statement is furnished by Williams Communications Group, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2000 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. The term "Company" also includes subsidiaries where the context requires.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

     Execution and return of the enclosed proxy will not affect a stockholder's right to attend the Annual Meeting of Stockholders and to vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke the proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

     Williams Communications will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Class A Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees, and agents of the Company may also solicit proxies in person or by telephone or by other electronic means. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for which the Company will pay an estimated $5,000 in fees, plus expenses and disbursements. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about April 4, 2000.

     The presence, in person or by proxy, of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, proposals to be voted on at the Annual Meeting, other than the election of directors, which requires a plurality of the votes cast, will be decided by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, unless the proposal relates to matters on which more than a majority vote is required under the Company's Restated Certificate of Incorporation, as amended, its By-laws, the laws of the State of Delaware under whose laws the Company is incorporated, or other applicable law.

     A stockholder may, with respect to the election of directors: (i) vote for the election of all nominees named herein; (ii) withhold authority to vote for all such nominees; or (iii) vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter; (ii) vote against the matter; or (iii) abstain from voting on the matter.

     Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes (i.e., shares as to which the record owner has not received instructions from the beneficial owner of the shares on a matter as to which, under the applicable rules of the New York Stock Exchange, the record owner does not have authority to vote without such instruction), will be treated as present at the Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. A majority of the votes properly cast is required to ratify the appointment of the auditor. Accordingly, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the appointment of the auditor. Broker non-votes will not be counted in tabulating the votes cast.

     As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are made available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election, none of whom are Company employees, and certain employees of the Company responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

     Only holders of the Company's Class A Common Stock and Class B Common Stock of record at the close of business on March 24, 2000, will be entitled to receive notice of and to vote at the Annual Meeting. The Company had 68,195,470 shares of Class A Common Stock and 395,434,965 shares of Class B Common Stock outstanding on the record date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. The Williams Companies, Inc. ("Williams") holds all of the outstanding shares of Class B Common Stock.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors, except that the total number of directors may not be less than three. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

     Three individuals, all of whom are currently directors of the Company, have been nominated for election as directors for a three-year term at the Annual Meeting. Seven directors will continue in office to serve pursuant to their prior elections. Mr. James R. Herbster, whose term expires in May 2000, has decided not to stand for reelection. In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that the following nominees be elected: Messrs. J. Cliff Eason, Michael P. Johnson, Sr., and Cuba Wadlington, Jr.

     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. J. Cliff Eason, Michael P. Johnson, Sr., and Cuba Wadlington, Jr. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, the persons named in the proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee or, if none, the Nominating Committee will recommend that the size of the Board be reduced. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The names of the nominees and the directors whose terms of office will continue after the 2000 Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

STANDING FOR ELECTION

                                   CLASS III

                            (TERM EXPIRES MAY 2003)

J. CLIFF EASON, AGE 52

     Director since January 2000. Mr. Eason has been President of SBC Network Services -- SBC Operations, Inc. since November, 1999. From March 1998 to November 1999, he served as President of SBC International -- SBC Operations, Inc. Mr. Eason served as President and Chief Executive Officer of Southwestern Bell Telephone Company from February 1996 to February 1998. From July 1995 to February 1996, he was President and Chief Executive Officer of Southwestern Bell Communications, Inc. Mr. Eason served as President of Southwestern Bell Telephone Company -- Network Services from July 1993 to June 1995. Mr. Eason also serves as a member of the board of directors of Reinsurance Group of America, Inc.

MICHAEL P. JOHNSON, SR., AGE 52

     Director since 1999. Mr. Johnson is the Senior Vice President of Human Resources of Williams and has been since May 1, 1999. Prior to joining Williams in December 1998 as Vice President of Human Resources, Mr. Johnson was a vice president of human resources with Amoco Corporation, where he held various officer level positions since 1991.

CUBA WADLINGTON, JR., AGE 56

     Director since January 2000. Mr. Wadlington is President and Chief Operating Officer of Williams Gas Pipeline Company, a subsidiary of Williams. From 1995 to 1999, Mr. Wadlington was Senior Vice President and General Manager of Transcontinental Gas Pipe Line Corporation, a subsidiary of Williams. Mr. Wadlington also serves on the board of directors of Sterling Bank.

DIRECTORS CONTINUING IN OFFICE

                                    CLASS II

                            (TERM EXPIRES MAY 2001)

JOHN C. BUMGARNER, JR., AGE 57

     Director since 1997. Mr. Bumgarner serves as Senior Vice
President -- Strategic Investments of Williams Communications. Mr. Bumgarner is also the Senior Vice President of Corporate Development and Planning of Williams and President of Williams International Company, a subsidiary of Williams. Mr. Bumgarner has held various officer level positions with Williams since 1977. Mr. Bumgarner has been a member of the board of directors of Management Planning Systems, Inc. since 1982.

STEVEN J. MALCOLM, AGE 51

     Director since 1998. Mr. Malcolm is the President and Chief Executive Officer of Williams Energy Services, a subsidiary of Williams. Mr. Malcolm has held various management and officer level positions with subsidiaries of Williams since 1984.

JACK D. MCCARTHY, AGE 57

     Director since 1997. Mr. McCarthy is the Senior Vice President and Chief Financial Officer of Williams. Mr. McCarthy has held various officer level positions with Williams since 1986.

H. BRIAN THOMPSON, AGE 60

     Director since 1999. Mr. Thompson has been Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. since March 1999. From January to March 1999, he served as non-executive chairman of Telecom Eireann, Ireland's incumbent telephone company. From June to December 1998, Mr. Thompson served as Vice Chairman of Qwest Communications International Inc. after its merger with LCI International. From 1991 to June 1998, Mr. Thompson served as Chairman and Chief Executive Officer of LCI International. Mr. Thompson also serves as a member of the board of directors of Bell Canada International Inc. and PageNet do Brazil, as co-chairman of the Global Information Infrastructure Commission, and as chairman of the Advisory Committee for Telecommunications for Ireland's Department of Public Enterprise.

                                    CLASS I

                            (TERM EXPIRES MAY 2002)

KEITH E. BAILEY, AGE 57

     Director since 1994. Mr. Bailey was elected Chairman of the Board of Williams Communications in January 2000. Mr. Bailey is the Chairman of the Board, President and Chief Executive Officer of Williams. Mr. Bailey has held various officer level positions with Williams and its subsidiaries since 1975 and has served as a director of Williams since 1988. Mr. Bailey is also a director of The Williams Companies, Inc., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, and Texas Gas Transmission Corporation.

HOWARD E. JANZEN, AGE 46

     Director since 1994. Mr. Janzen has been the President and Chief Executive Officer of Williams Communications since 1994. Prior to that, Mr. Janzen served as Senior Vice President and General Manager of Williams Gas Pipelines Central, Inc., a subsidiary of Williams. Mr. Janzen has also held various other management and officer level positions with Williams since 1979. Mr. Janzen also serves on the board of directors of BOK Financial Corporation.

ROY A. WILKENS, AGE 57

     Director since 1999. Mr. Wilkens is currently CEO of the Data Network division of McLeodUSA, Inc. He was President of Williams Pipeline Company, a subsidiary of Williams, when he founded WilTel, Inc., then a subsidiary of Williams, in 1985. He served as Chief Executive Officer of WilTel from 1985 to 1997. In 1995, LDDS Communications, which now operates under the name MCI WorldCom, acquired WilTel from Williams. In 1997, Mr. Wilkens retired from WorldCom as Vice Chairman. In 1992, President George Bush appointed Mr. Wilkens to the National Security Telecommunications Advisory Council. He has also served as chairman of both the Competitive Telecommunications Association and the National Telecommunications Network. Mr. Wilkens is a member of the board of directors of UniDial Inc., Orillion Corporation, The Management Network Group, Inc., Tachion Networks, Inc., Splitrock Services, Inc., and McLeodUSA Incorporated. He is a former director of Qwest Communications and Paging Network Inc.

COMMITTEES, MEETINGS, AND DIRECTOR COMPENSATION

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in the day-to-day operations of the Company. The Board is kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

     The Board of Directors held two meetings during 1999. No director attended less than 75 percent of the Board and Committee meetings. The Board has established standing committees to consider designated matters. The Committees of the Board are Executive, Audit, Nominating, and Compensation. In accordance with the By-laws of the Company, the Board of Directors annually elects from its members the members and chairman of each Committee.

     Executive Committee Members: Keith E. Bailey, Chairman, John C. Bumgarner, Jr., Howard E. Janzen, Jack D. McCarthy, and Roy A. Wilkens.

     The Executive Committee was established in November 1999 and is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except as such authority may be limited from time to time by the laws of the State of Delaware. The Executive Committee did not meet in 1999.

     Audit Committee Members: H. Brian Thompson, Chairman, J. Cliff Eason, and Roy A. Wilkens.

     The Audit Committee was established in September 1999 and is composed solely of nonemployee directors. The Audit Committee annually considers the qualifications of the independent auditor of the Company and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets on a scheduled basis with representatives of the independent auditor and is available to meet at the request of the independent auditor. During meetings, the Audit Committee receives reports regarding the Company's books of accounts, accounting procedures, financial statements, audit policies, and procedures and other matters within the scope of the Committee's duties. It reviews the plans for and results of audits of the Company and its subsidiaries. It reviews and approves the independence of the independent auditor. It considers and authorizes the fees for both audit and nonaudit services of the independent auditor.

     The Audit Committee also meets with representatives of the Company's Audit Services Department. It reviews the results of the internal audits, compliance with the Company's written policies and procedures, and the adequacy of the Company's system of internal accounting and management controls. It meets with the financial and accounting officers of the accounting and management controls. It meets with the financial and accounting officers of the Company and the executive officers of subsidiary companies to review various aspects of their operations. During 1999, the Audit Committee met once.

     Nominating Committee Members: Howard E. Janzen, Chairman, Keith E. Bailey, and Michael P. Johnson, Sr.

     The Nominating Committee was established in November 1999. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each Annual Meeting of Stockholders. Additionally, the Committee recommends to the Board the individual to be the Chairman of the Board and Chief Executive Officer. The Nominating Committee did not meet in 1999.

     Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business, and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business and the ability to serve the interests of all stockholders. The Committee will consider director candidates submitted to it by other directors, employees, and stockholders. As a requisite to consideration, each recommendation must be accompanied by biographical material on the proposed candidate, as well as an indication that the proposed candidate would be willing to serve as a director if elected. Recommendations with supporting material may be sent to the attention of the Corporate Secretary.

     Compensation Committee Members: Roy A. Wilkens, Chairman, J. Cliff Eason, and H. Brian Thompson.

     The Compensation Committee was established in September 1999 and is composed of nonemployee directors. The Compensation Committee approves the standard for setting salary ranges for executive officers of the Company, reviews and approves the salary budgets for all other officers of the Company and of each subsidiary, and specifically reviews and approves the compensation of the senior executives of the Company. It reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. It also approves stock option grants for the executive officers named herein. See the "Compensation Committee Report on Executive Compensation" elsewhere herein. During 1999, the Compensation Committee met one time.

     Compensation of Directors. Directors who are our employees or who are employees of Williams receive no additional compensation for service on the Board of Directors or Committees of the Board. Nonemployee directors receive an annual retainer of $12,000 in cash and $40,000 in shares of Class A Common Stock. They also receive a committee retainer of $4,000 for serving on the Audit, Nominating, or Compensation Committees. Chairmen of the Audit, Nominating, and Compensation Committees receive an additional annual retainer of $2,500. Nonemployee directors also receive $1,000 for each Board meeting attended, $500 for each Audit, Nominating, or Compensation Committee meeting attended and $750 for each Executive Committee meeting attended.

     Under the Williams Communications Group, Inc. 1999 Stock Plan, a nonemployee director may elect to receive all or any part of cash fees in the form of the Company's Common Stock or deferred stock. Deferred stock may be deferred to any subsequent year or until such individual ceases to be a director. Under the Williams Communications Group, Inc. 1999 Stock Plan, nonemployee directors receive an annual stock option grant of 8,000 shares of the Company's Common Stock. The options are exercisable on the date of grant and remain exercisable for ten years so long as the director remains a director of the Company. The exercise price is equal to the fair market value of the stock on the date of grant as defined by the Plan.

     All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any Committee or otherwise by reason of their being a director.

     Nonemployee directors of the Company and of Williams serving at the time of the equity offering received a one-time grant of ten-year options to purchase 10,000 shares of the Company's Common Stock. These options were vested upon grant. Directors who were not our employees, but who were employees of Williams at the time of the equity offering, received one-time grants of ten-year options to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price of the Company's Common Stock. Mr. Bailey received 100,000 shares under the same terms. These grants will cliff vest five years from the grant date on September 30, 2004. Mr. Bumgarner received a retention award of 14,493 shares of the Company's Common Stock that will cliff vest on September 30, 2002.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly-compensated executive officers of the Company for the three fiscal years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                     --------------------------   -------------------------------------
                                                                                        STOCK OPTIONS
                                                                      RESTRICTED          SHARES(4)
NAME AND PRINCIPAL                                   BONUS           STOCK AWARDS      ----------------      ALL OTHER
POSITION                      YEAR    SALARY    (YR. EARNED)(1)   (YR. EARNED)(2)(3)     WCG     WMB(5)   COMPENSATION(6)
------------------            ----   --------   ---------------   ------------------   -------   ------   ---------------
Howard E. Janzen............  1999   $451,538      $226,616           $   97,122       300,000   10,000       $10,905
  President and Chief         1998    400,000       126,000            2,609,000(7)              30,000        12,050
  Executive Officer           1997    300,000       105,000               45,000                 60,000        10,131
Delwin L. Bothof............  1999   $220,039      $ 52,377           $   22,449        70,000   7,500        $10,905
  Senior Vice President,      1998    210,000        46,857              658,832(8)              15,000        12,800
  Domestic Strategic          1997    184,000        55,956               23,981                 30,000        10,131
  Investments
Lawrence C. Littlefield.....  1999   $211,808      $ 49,614           $  232,866(9)     70,000   7,500        $10,905
  Senior Vice President and   1998    190,000        42,394              209,794(8)              15,000        12,800
  Group Executive             1997    175,000        53,219               22,808                 30,000        10,131
Bob F. McCoy................  1999   $201,037      $ 68,630           $   29,414        25,000   10,500       $10,905
  General Counsel             1998    192,408        28,284               12,122                 10,500        10,815
                              1997    185,016        55,677               23,861                 21,500        10,131
Frank M. Semple.............  1999   $264,000      $ 82,050           $   35,165       100,000   7,500        $10,905
  Senior Vice President and   1998    240,000        91,350              677,900(8)              15,000        12,800
  Chief Operating Officer,    1997    210,717        95,404               40,888                 50,000        10,131
  Network

---------------

(1) Excludes executive incentive compensation program awards converted to deferred stock amounts that are included in the Restricted Stock Awards column.

(2) Amounts reported in this column are the dollar value as of the date of grant of the Company's deferred stock awards under the terms of the Company's 1999 Stock Plan and Williams deferred stock awards under the terms of The Williams Companies, Inc. 1996 Stock Plan and The Williams Companies, Inc. Stock Plan for Nonofficer Employees. Amounts shown include the value of awards granted pursuant to the executive incentive compensation program. Such awards are converted to deferred stock using the three-month average stock price of the Company's stock for the 1999 awards and the 52-week average stock price of Williams stock for the 1999, 1998 and 1997 awards as follows: Mr. Janzen -- for 1999, 3,417 shares valued at $97,122, for 1998, 1,769 shares valued at $54,000 and for 1997, 1,963 shares valued at $45,000; Mr. Bothof -- for 1999, 790 shares valued at $22,449, for 1998, 658 shares valued at $20,082 and for 1997, 1,047 shares valued at $23,981; Mr. Littlefield -- for 1999, 749 shares valued at $21,266, for 1998, 596 shares valued at $18,169 and for 1997, 995 shares valued at $22,808; Mr.
    McCoy -- for 1999, 889 shares valued at $29,414, for 1998, 398 shares valued at $12,122, and for 1997, 1,041 shares valued at $23,861; Mr. Semple -- for 1999, 1,237 shares valued at $35,165, for 1998, 1,283 shares valued at $39,150 and for 1997, 1,784 shares valued at $40,888. Receipt of deferred stock under the executive incentive compensation program normally occurs approximately three years after the date of grant. Dividend equivalents are paid on Williams deferred stock at the same time and at the same rate as dividends are paid to stockholders generally; dividend equivalents are not paid on the Company's stock.

(3) The aggregate number and market value of the Company's deferred shares held and of Williams deferred shares held, respectively, at the end of the fiscal year, were as follows: Mr. Janzen, 98,152 shares valued at $2,840,274; 6,508 shares valued at $198,901; Mr. Bothof, 24,538 shares valued at $710,068; 1,705 shares valued at $52,109; Mr. Littlefield, 19,016 shares valued at $550,276; 67,203 shares valued at $2,053,892;

    Mr. McCoy, no Company deferred shares, 10,641 shares valued at $325,216; Mr. Semple, 24,538 shares valued at $710,068; 11,700 shares valued at $357,581. Aggregate market value was calculated using $28.9375 per share, the closing price of the Company's Common Stock and $30.5625 per share, the closing price of Williams' Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999.

(4) The Company's Common Stock is designated WCG. Executives also hold Common Stock of The Williams Companies, Inc., designated WMB.

(5) Adjusted to reflect stock split in Williams stock.

(6) Amounts reported in this column represent the value of contributions made by Williams to defined contribution plans, on behalf of each of our executive officers named in the table.

(7) This amount includes a Williams deferred stock award of 80,000 shares granted for retention purposes on May 21, 1998 under The Williams Companies, Inc. 1996 Stock Plan with a closing market value on the date of grant of $2,555,000. Previously this award was valued using the average of the high and low stock prices on the date of grant. At the time of the equity offering, September 30, 1999, this deferred award was converted to the Company's deferred stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan. Twenty-five percent of these deferred shares vested on that date.

(8) Amounts include the dollar value as of the date of grant of Williams deferred stock under the terms of the Williams Communications Stock Plan. Amounts represent the closing market value of stock awards granted on May 21, 1998 as follows: Mr. Bothof, 20,000 shares valued at $638,750; Mr. Littlefield, 6,000 shares valued at $191,625; and Mr. Semple, 20,000 shares valued at $638,750. Previously these awards were valued using the average of the high and low stock prices on the date of grant. At the time of the equity offering, September 30, 1999, these deferred awards were converted to the Company's deferred stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan. Twenty-five percent of these deferred shares vested on that date.

(9) Amount includes the dollar value of 9,200 shares of the Company's deferred stock awarded at the initial public offering on September 30, 1999, valued at $211,600.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following tables provide certain information concerning the grant of the Company's stock options and The Williams Companies, Inc. stock options during the last fiscal year to the named executive officers:

           WILLIAMS COMMUNICATIONS OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                          --------------------------------------------------------------------------------------------------
                                            NUMBER OF      PERCENT OF TOTAL
                                         WCG SECURITIES    OPTIONS GRANTED
                                           UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                      DATE GRANTED   OPTIONS GRANTED    FISCAL YEAR(1)     (PER SHARE)        DATE      PRESENT VALUE(2)
----                      ------------   ---------------   ----------------   --------------   ----------   ----------------
Howard E. Janzen........     9/30/99          75,000(3)          0.98%           $23.0000        9/30/09       $1,301,250
                             9/30/99         225,000(4)          2.95%           $23.0000        9/30/09       $3,903,750
                                             -------             ----                                          ----------
                                             300,000             3.93%                                         $5,205,000
Delwin L. Bothof........     9/30/99          25,000(3)          0.33%           $23.0000        9/30/09       $  433,750
                             9/30/99          45,000(4)          0.59%           $23.0000        9/30/09       $  780,750
                                             -------             ----                                          ----------
                                              70,000             0.92%                                         $1,214,500
Lawrence C.
  Littlefield...........     9/30/99          25,000(3)          0.33%           $23.0000        9/30/09       $  433,750
                             9/30/99          45,000(4)          0.59%           $23.0000        9/30/09       $  780,750
                                             -------             ----                                          ----------
                                              70,000             0.92%                                         $1,214,500
Bob F. McCoy............    11/18/99          25,000(5)          0.33%           $27.3750       11/18/09       $  516,250
Frank M. Semple.........     9/30/99          37,500(3)          0.49%           $23.0000        9/30/09       $  650,625
                             9/30/99          62,500(4)          0.82%           $23.0000        9/30/09       $1,084,375
                                             -------             ----                                          ----------
                                             100,000             1.31%                                         $1,735,000

---------------

(1) The total number of options granted to employees in the fiscal year excludes 715,750 options converted from Williams stock at the time of the equity offering to the Company's Common Stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 59.9 percent, a risk-free rate of return of 6.36 percent, a dividend yield of 0 percent and an exercise date at the end of the contractual term in 2009. The actual value, if any, that may be realized by an executive will depend on the market price of the Company's Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in the Company's stock price.

(3) These stock options will vest in thirds on September 30, 2000, September 30, 2001 and September 30, 2002, respectively.

(4) These stock options will cliff vest on September 30, 2004.

(5) These stock options will cliff vest on November 18, 2004.

                   WILLIAMS OPTION GRANTS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                        --------------------------------------------------------------------------------------------------------
                                             NUMBER OF         PERCENT OF TOTAL
                                          WMB SECURITIES       OPTIONS GRANTED
                                            UNDERLYING         TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                    DATE GRANTED   OPTIONS GRANTED(1)(2)     FISCAL YEAR       (PER SHARE)        DATE      PRESENT VALUE(3)
----                    ------------   ---------------------   ----------------   --------------   ----------   ----------------
Howard E. Janzen......    3/18/99             10,000                 0.20%           $39.9375       3/18/09         $157,400

Delwin L. Bothof......    3/18/99              7,500                 0.15%           $39.9375       3/18/09         $118,050

Lawrence C.
  Littlefield.........    3/18/99              7,500                 0.15%           $39.9375       3/18/09         $118,050

Bob F. McCoy..........    3/18/99              5,250                 0.10%           $39.9375       3/18/09         $ 82,635
                          9/16/99              5,250                 0.10%           $40.5000       9/16/09         $ 89,775
                                              ------                 ----                                           --------
                                              10,500                 0.20%                                          $172,410

Frank M. Semple.......    3/18/99              7,500                 0.15%           $39.9375       3/18/09         $118,050

---------------

(1) All options were granted from The Williams Companies, Inc. Stock Plan for Non-Officer Employees except for options granted to Messrs. Janzen and McCoy, which were granted from The Williams Companies, Inc. 1996 Stock Plan.

(2) Options granted in 1999 were granted subject to an accelerated vesting provision as discussed in the Compensation Committee Report on Executive Compensation included herein. Those awarded in March 1999 vested on April 15, 1999 and those awarded in September 1999 vested upon grant pursuant to such accelerated vesting.

(3) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 27 percent "weighted-average", a risk-free rate of return of 6 percent "weighted-average", a dividend yield of 1.54 percent and an exercise date at the end of the contractual term in 2009. The actual value, if any, that may be realized by an executive will depend on the market price of Williams' Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams' stock price.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following tables provide certain information on stock option exercises of the Company's stock and The Williams Companies, Inc. stock, respectively, in 1999 by the named executive officers and the value of such officers' unexercised options at December 31, 1999.

     AGGREGATED OPTION EXERCISES OF THE COMPANY'S STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   -------------
Howard E. Janzen............       0           $0           0           300,000          $0         $1,781,250
Delwin L. Bothof............       0           $0           0            70,000          $0         $  415,625
Lawrence C. Littlefield.....       0           $0           0            70,000          $0         $  415,625
Bob F. McCoy................       0           $0           0            25,000          $0         $   39,062
Frank M. Semple.............       0           $0           0           100,000          $0         $  593,750

---------------

(1) Based on the closing price of the Company's Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999 ($28.9375 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of the Company's Common Stock on the date of exercise.

       AGGREGATED OPTION EXERCISES OF WILLIAMS STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                          ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                     ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ----------   -----------   -------------   -----------   -------------
Howard E. Janzen.......    74,808      $2,233,935     180,004           0         $1,554,437         $0
Delwin L. Bothof.......         0      $        0      52,500           0         $  189,062         $0
Lawrence C.
  Littlefield..........         0      $        0     108,500           0         $  968,562         $0
Bob F. McCoy...........         0      $        0      89,000           0         $  788,410         $0
Frank M. Semple........         0      $        0     162,500           0         $1,819,687         $0

---------------

(1) Based on the closing price of Williams' Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999 ($30.5625 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of Williams Common Stock on the date of exercise.

RETIREMENT PLAN

     Eligible employees participate in the Williams pension plan. The Williams pension plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The Williams pension plan generally includes salaried employees of the Company who have completed one year of service. Except as noted below, executive officers of the Company participate in the Williams pension plan on the same terms as other full-time employees.

     Effective April 1, 1998, Williams converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances are credited with an annual employer contribution and quarterly interest allocations. Each year an employer contribution equal to a percentage of eligible compensation is allocated to an employee's pension account. Such percentage is based upon the employee's age according to the following table:

                                  PERCENTAGE OF           PERCENTAGE OF ELIGIBLE PAY GREATER
AGE                              ALL ELIGIBLE PAY         THAN THE SOCIAL SECURITY WAGE BASE
---                              ----------------         ----------------------------------
<30............................        4.5%           +                  1%
30-39..........................          6%           +                  2%
40-49..........................          8%           +                  3%
50+............................         10%           +                  5%

     For employees, including the executive officers named in the Summary Compensation Table, who were active employees and plan participants on March 31, 1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the sum of 0.3 percent multiplied by the participant's total years of service prior to March 31, 1998. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The normal retirement benefit is a monthly annuity based on an individual's account balance as of benefit commencement. The plan defines eligible compensation to include salary and bonuses. Normal retirement age is
65. Early retirement may begin as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

     Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation. Mr. Bothof, Mr. Littlefield, and Mr. McCoy are covered under this grandfather provision.

     The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, the Company has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee, including the executive officers named in the Summary Compensation Table, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

     Total estimated annual benefits payable at normal retirement age under the cash balance formula from both the tax qualified and the supplemental retirement plans are as follows:

Howard E. Janzen..........................................  $504,840
Delwin L. Bothof..........................................    92,319
Lawrence C. Littlefield, Jr. .............................    44,394
Bob F. McCoy..............................................    96,859
Frank M. Semple...........................................   259,410

     The following schedule illustrates projected annual retirement benefits under the final average pay formula, payable from both the tax qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts:

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                                 ------------------------------------------------------
         REMUNERATION               15         20         25         30          35
         ------------            --------   --------   --------   --------   ----------
$  400,000.....................  $109,022   $145,363   $181,703   $218,044   $  254,385
   600,000.....................   164,522    219,363    274,203    329,044      383,885
   800,000.....................   220,022    293,363    366,703    440,044      513,385
 1,000,000.....................   275,522    367,363    459,203    551,044      642,885
 1,200,000.....................   331,022    441,363    551,703    662,044      772,385
 1,400,000.....................   386,522    515,363    644,203    773,044      901,885
 1,600,000.....................   442,022    589,363    736,703    884,044    1,031,385
 1,800,000.....................   497,522    663,363    829,203    995,044    1,160,885

     As of December 31, 1999, the years of credited service under the pension plan for the executive officers named in the Summary Compensation Table, who are grandfathered under the final average pay formula, were: Mr. Bothof, 9; Mr. Littlefield, 10; and Mr. McCoy, 12.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

     The Company has established Williams Communications Group, Inc. Change in Control Severance Plan, which covers certain employees of the Company, including the executive officers named in the Summary Compensation Table. The plan provides severance benefits if, within two years following a change in control of the Company, a participant's employment is terminated (i) involuntarily other than for cause, death, disability, or the sale of a business, or (ii) voluntarily for good reason. The severance benefit is a lump sum payment equal to 100 percent of the participant's annual base salary, plus 100 percent of the participant's monthly base salary for each completed year of service, subject to a maximum severance benefit of 200 percent of the participant's annual base salary. If necessary, a participant is also entitled to receive a corresponding gross-up payment sufficient to compensate for the amount of any excise tax imposed by Internal Revenue Code Section 4999, and for any taxes imposed on such additional payment. Amounts payable under the plan are in lieu of any payments that may otherwise be payable under any other severance plan or program.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent outside directors. The Committee is responsible for overseeing and administering the Company's executive compensation program.

COMPENSATION POLICY

     The executive compensation program of the Company is designed to serve the interests of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices that allow the Company to attract and retain qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the growth and success of the Company by providing flexibility to compensate individual performance; and

          (iii) directly align the interests of executives with the interests of stockholders through compensation opportunities in the form of ownership of Common Stock or Common Stock equivalents.

     These objectives are met through a program comprised of base salary; annual cash bonus and deferred stock opportunities directly tied to individual performance as well as consolidated and operating company performance; and long-term incentive opportunities primarily in the form of stock options and the selective use of deferred stock. Compensation decisions with respect to those executives named in the Summary Compensation Table are made by the Committee and ratified by the Board of Directors.

COMPENSATION PROGRAM

     Base Salary. Base salary ranges for the Company's executive officers, including those named in the Summary Compensation Table, were targeted at the 50th percentile of salary survey results. For this purpose, the Company uses compensation survey information relevant to companies of similar size and to companies in our industry supplied by nationally known compensation consulting firms. Other information concerning overall compensation levels and forms, such as total cash compensation and stock option award information is also used by the Committee in making compensation decisions.

     The Committee considers base salary adjustments for each of the Company's executive officers annually. The Committee also approves annually a merit increase budget for all officers. For 1999, the merit increase budget approved for executive employees was 5.0 percent. This target was arrived at after a review of survey data for estimated 1999 base salary increases for the telecommunications industry. Within this framework, base salary increases for the Company's executive officers ranged from 0 to 10.95 percent, excluding adjustment increases. The average 1999 merit increase for such officers was 5.3 percent. Specific increases for individual executive officers involve consideration of certain subjective factors, principally the performance of such executive over the prior compensation period.

     Cash Bonus and Deferred Stock. The executive officers of the Company, including those named in the Summary Compensation Table, are eligible each year for cash and deferred stock bonuses. Each executive officer has a maximum target opportunity that is a percentage of base salary that can be earned if stretch performance targets are met. The target opportunity percentages vary by level of management. The percentages of base salary used for this purpose range from 20 percent for manager level participants to 75 percent for senior vice presidents. Mr. Janzen's target opportunity is discussed elsewhere herein. Maximum bonus targets are set as a percentage of base salary such that the combined base salary and maximum bonus approximate the 75th percentile of total annual compensation (base salary plus annual bonus) relative to survey data on comparably sized companies and companies in our industry, when stretch performance is achieved. The three components of the award formula are personal performance, business performance and stockholder return. Awards are earned based on the extent to which preestablished performance targets are achieved. Each component is weighted, with the sum of the weights for the three components totaling one. The components are weighted differently for each level of management depending on the Committee's subjective judgment as to the particular level of management's ability to influence performance for a given award component. An executive officer's award for a given year is the sum of the product of (i) the percentage actual performance bears to targeted performance (the "performance factor");
(ii) the applicable weight of the component; (iii) the target opportunity percentage; and (iv) the participant's base salary, for each of the three components.

     The performance targets for the business performance component are set by the Committee at threshold, target and stretch levels at the beginning of each year. The target level represents a targeted level of performance for the plan year as submitted by the respective business units and as approved by the Committee in January of the plan year. Threshold and stretch levels represent the Committee's subjective assessment of performance below which there should be no bonus (the threshold target) and performance at which the full bonus potential should be paid (the stretch target). If performance is at target, the performance factor used to calculate the award is normally 50 percent. Performance above or below target results in awards representing a linear increase/decrease from target to stretch and from target to threshold depending upon where actual performance falls. Where results exceed stretch, the performance factor applied is within the sole discretion of the Committee. Except in unusual circumstances, there are no awards for performance below threshold.

     The personal performance assessment for each executive officer is based on an analysis of the individual's performance with consideration given to such factors as significant business decisions, innovative achievements and timely completion of projects within budgeted ranges, among other things. The business performance for 1999 was tied to earnings before interest, income taxes, depreciation and amortization ("EBITDA") of the business unit. In addition to its EBITDA, our Solutions unit was tied to sales, general and administrative expense and days sales outstanding goals and our Network unit was tied to revenue and service delivery goals. Stockholder return performance was tied to Williams stock performance for the first three quarters of 1999 and our Company's stock performance for the fourth quarter of 1999 (from the date of the equity offering). The stockholder return component for 1999 for Mr. Janzen is discussed elsewhere herein. The Committee retains the discretion to adjust reported performance to allow for extraordinary, nonrecurring factors.

     Once the award is determined for each executive officer as described above, 70 percent of the award is paid in cash and 30 percent is deferred and paid in stock. The 30 percent mandatory deferred portion vests approximately three years from the award date. Deferred stock is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the end of the deferral period. Executive officers also have the option to defer all or a portion of the cash award. Participants who elect to defer all or a portion of the cash award may elect to defer for up to five years from the award date. Deferred stock cannot be sold or otherwise disposed of until the applicable deferral period lapses. The value of the deferred award is at risk during the deferral period since the value is tied to the stock price.

     Long-term Compensation. In 1999, prior to the equity offering, stock option and deferred stock awards relating to Williams' Common Stock were made to our employees under The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. Stock Plan for Nonofficer Employees and The Williams Communications Stock Plan. These plans permitted the compensation committee of Williams' board of directors to grant different types of stock-based awards, including deferred stock awards. In 1999 Williams' stockholders approved the Williams Communications Group, Inc. 1999 Stock Plan. Concurrent with the equity offering, stock option and deferred stock was awarded from Williams Communications Group, Inc. 1999 Stock Plan on September 30, 1999 and awards that had been granted under The Williams Communications Stock Plan were converted to awards under the Williams Communications Group, Inc. 1999 Stock Plan.

     Stock option awards made on March 18, 1999, and September 16, 1999, related to Williams' Common Stock and were granted subject to three year vesting. These shares have an accelerated vesting feature which provides that if the average Williams' stock price for five out of 10 consecutive business days reaches a level that is 1.33 times the average Williams' stock price on the first business day of the award year, the options vest immediately. (This acceleration feature is the equivalent of a 10 percent increase in stock price compounded for three years.) As a result of this provision, the stock option awards granted on March 18, 1999 vested on April 15, 1999 and those granted on September 16, 1999 were vested upon grant.

     All of these plans provide for stock option awards giving executives the right to purchase common stock over a ten-year period at the market value per share of common stock as of the date the option is granted. Awards from the Williams Communications Group, Inc. 1999 Stock Plan will generally be subject to a three-year (one-third per year) graded vesting schedule. Stock options granted in 1999 under the Williams Communications Group, Inc. 1999 Stock Plan did not provide for vesting acceleration, as did those from the Williams' plans.

     The Committee's objective with respect to stock option awards is to provide a long-term component to overall compensation that aligns the interests of executives with the interests of stockholders through stock ownership. Compensation opportunities in the form of stock options serve this purpose.

     The Williams Compensation Committee has established stock option award targets for each level of Williams' management participating in the Williams stock option program. These target levels for stock option grants applied to the March 18, 1999, and September 16, 1999, Williams' Common Stock option awards for our employees. The annual targets, which were established based on competitive market practices, ranged from 15,000 shares for executive officers to 1,500 shares for manager-level employees. Prior to the equity offering, the Williams Compensation Committee established target levels for our Company's stock option grants in conjunction with the equity offering on September 30, 1999. The target levels for these awards ranged from 25,000 shares for senior vice presidents to 1,875 shares for manager-level employees. Target levels for Mr. Janzen for 1999 grants of Williams stock options and our Company's stock options are described elsewhere herein.

     In making decisions on stock option awards, the Committee has available to it information on previous stock option awards granted to its executive officers. Stock option awards are not tied to preestablished performance targets.

     The Williams Communication Group, Inc. 1999 Stock Plan also provides for the issuance of deferred stock, which is not distributed to the executive until the applicable restriction period lapses. Deferred stock is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the lapsing of applicable restrictions. The Committee uses deferred stock awards primarily to provide, on a selective basis, a vehicle for tying an element of compensation to the executive's willingness to remain with the Company in a way that aligns the executive's interests with those of the other stockholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1999, Mr. Janzen's performance was reviewed by Mr. Bailey and the Williams Compensation Committee. In the future, the full Williams Communications Board will meet in executive session each year to review Mr. Janzen's performance. The session will be conducted without Mr. Janzen present, and the meeting will be chaired by the Chairman of the Compensation Committee. The result of this performance review will be shared with Mr. Janzen and used by the Compensation Committee in making its review of Mr. Janzen's performance for compensation purposes.

     Mr. Janzen participates in the cash bonus and deferred stock program described herein and has a maximum target opportunity as a percentage of base salary of 100 percent if stretch performance targets are met. The stockholder return component of Mr. Janzen's bonus award formula is tied to Williams stock performance, although the deferred portion of Mr. Janzen's award is denominated in the Company's Common Stock. Mr. Janzen's target opportunity for the March 1999 grant of Williams stock was 10,000 shares; his target opportunity for stock options granted at the equity offering of the Company's Common Stock was 75,000 shares. In addition, Mr. Janzen received a stock option grant of 225,000 shares of Williams Communications Group, Inc. stock at the initial public offering of Williams Communications Group, Inc. Common Stock.

OTHER MATTERS

     Section 162(m) of the Code places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers. Compensation constituting performance-based compensation, as defined by the Code, is not subject to the $1 million limit. The Committee generally intends to grant awards under the Williams Communications Group, Inc. 1999 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. In other respects, the Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of the Company's compensation program. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. The Committee believes that approximately $370,000 of Mr. Janzen's compensation, otherwise deductible for 1999, exceeded the deductibility limit.
                                            THE COMPENSATION COMMITTEE

                                            Roy A. Wilkens, Chairman
                                            J. Cliff Eason
                                            H. Brian Thompson

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the S&P Corporate-500 Stock Index and a Network Index (composed of telecommunications industry peer companies) from the date of the equity offering, September 30, 1999 through December 31, 1999. The graph assumes an investment of $100 at the beginning of the period at the IPO price of $23 per share of Class A Common Stock.

                          1999 WCG STOCKHOLDER RETURN

                                     CHART

---------------------------------------------------------------------------------------------------------
                                                        9/30/99      10/29/00     11/30/99     12/31/99
---------------------------------------------------------------------------------------------------------
 WCG                                                      100        138.6        129.6        125.8
 S&P 500                                                  100        106.3        108.3        114.5
 Network Index                                            100        122.6        139.8        170.2

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock of the Company and the percentage represented by such number of each person who is known to the Company to own beneficially 5 percent or more of the Company's Class A Common Stock and Class B Common Stock. The Company obtained certain information in the table from filings made with the Securities and Exchange Commission.

                                                                             NUMBER OF
                                                                             SHARES OF     PERCENT
         TITLE OF CLASS                        NAME AND ADDRESS             COMMON STOCK   OF CLASS
         --------------                        ----------------             ------------   --------
Class A Common                       Telefonos de Mexico, S.A. de C.V....     4,612,546      6.8%
                                     Marque Via 198-102
                                     Col. Cuauhtenoc
                                     Mexico 06594 D.F. Mexico
Class A Common                       Intel Corporation...................     9,225,093     13.5%
                                     2200 Mission College Boulevard
                                     Santa Clara, California 95052
Class A Common                       SBC Communications Inc..............    20,226,812     29.7%
                                     175 East Houston
                                     San Antonio, Texas 78205
Class B Common                       The Williams Companies, Inc.........   395,434,965      100%
                                     One Williams Center

     The following table sets forth, as of February 29, 2000, the amount of the Company's Class A Common Stock beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

                                                                 SHARES
                                                SHARES OF      UNDERLYING
                                                  COMMON         OPTIONS
                                                  STOCK        EXERCISABLE
                                              OWNED DIRECTLY     WITHIN                PERCENT
   TITLE OF                                         OR             60                    OF
     CLASS       NAME OF INDIVIDUAL OR GROUP  INDIRECTLY(1)      DAYS(2)      TOTAL     CLASS
   --------      ---------------------------  --------------   -----------   -------   -------
Class A Common   Keith E. Bailey............           0              0            0     *
Class A Common   Delwin L. Bothof...........      30,992              0       30,992     *
Class A Common   John C. Bumgarner, Jr. ....      41,796              0       41,796     *
Class A Common   J. Cliff Eason.............           0              0            0     *
Class A Common   James R. Herbster..........         303              0          303     *
Class A Common   Howard E. Janzen...........     123,318              0      123,318     *
Class A Common   Michael P. Johnson, Sr. ...         303              0          303     *
Class A Common   Steven J. Malcolm..........         303              0          303     *
Class A Common   Jack D. McCarthy...........           0              0            0     *
Class A Common   Bob F. McCoy...............       2,248              0        2,248     *
Class A Common   Frank M. Semple............      48,768              0       48,768     *
Class A Common   H. Brian Thompson..........       1,442         14,000       15,442     *
Class A Common   Cuba Wadlington, Jr. ......         303              0          303     *
Class A Common   Roy A. Wilkens.............     301,442         14,000      315,442     *
                 All directors and executive
                 officers as a group (22
Class A Common   persons(3))................     695,379         32,090      727,180     1.0%

---------------

 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bothof, 25,328; Mr. Bumgarner, 14,493; Mr. Herbster, 303, over which he has sole voting and investment power; Mr. Janzen, 101,872, including 303 over which he has sole voting and investment power; Mr. McCoy, 1,848, including 303 over which he has sole voting and investment power; and Mr. Semple, 43,407, including 303 over which he has sole voting and investment power.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under the Company's Stock Plans. Shares subject to option cannot be voted.

(3) Does not include security ownership of Mr. Lawrence C. Littlefield, who ceased being an executive officer of the Company on February 15, 2000.

     No director or officer of the Company owns beneficially any securities of the Company's subsidiaries other than directors' qualifying shares.

     The following table sets forth, as of February 29, 2000, the amount of The Williams Companies, Inc. Common Stock beneficially owned by each of the Company's directors, each of the executive officers named in the Summary Compensation Table and by all directors and nominees and executive officers as a group.

                                                               SHARES
                                                             UNDERLYING
                                             SHARES OF         OPTIONS
                                            COMMON STOCK     EXERCISABLE               PERCENT
                                           OWNED DIRECTLY      WITHIN                    OF
NAME OF INDIVIDUAL OR GROUP               OR INDIRECTLY(1)   60 DAYS(2)      TOTAL      CLASS
---------------------------               ----------------   -----------   ---------   -------
Keith E. Bailey.........................     1,893,951          350,002    2,243,953    *
Delwin L. Bothof........................       133,320           52,500      185,820    *
John C. Bumgarner, Jr. .................     1,058,144           10,000    1,068,144    *
J. Cliff Eason..........................             0                0            0    *
James R. Herbster.......................       167,012          213,904      380,916    *
Howard E. Janzen........................       176,812          180,004      356,816    *
Michael P. Johnson, Sr. ................        22,502           15,250       37,752    *
Steven J. Malcolm.......................        57,153          148,938      206,091    *
Jack D. McCarthy........................       253,151           40,000      293,151    *
Bob F. McCoy............................        51,299           89,000      140,299    *
Frank M. Semple.........................        62,053          162,500      224,553    *
H. Brian Thompson.......................             0                0            0    *
Cuba Wadlington, Jr. ...................       139,321          164,102      303,423    *
Roy A. Wilkens..........................       400,000                0      400,000    *
All directors and executive officers as
  a group (22 persons(3))...............     4,873,024        1,812,513    6,685,573..    1%

---------------

 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bailey, 623,778, including 178,364 over which he has sole voting and investment power; Mr. Bothof, 12,335, including 10,630 over which he has sole voting and investment power; Mr. Bumgarner, 415,696, including 224,958 over which he has sole voting and investment power; Mr. Herbster, 93,339, including 44,735 over which he has sole voting and investment power; Mr. Janzen, 62,775, including 59,043 over which he has sole voting and investment power; Mr. Johnson, 22,198, including 851 over which he has sole voting and investment power; Mr. Malcolm, 37,087, including 32,926 over which he has sole voting and investment power; Mr. McCarthy, 99,720, including 43,756 over which he has sole voting and investment power; Mr. McCoy, 51,299, including 39,423 over which he has sole voting and investment power; Mr. Semple, 65,939, including 54,239 over which he has sole voting and investment power; and Mr. Wadlington, 108,906, including 103,119 over which he has sole voting and investment power.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that person has the right to acquire within 60 days. The shares indicated represent stock options granted under the Company's Stock Plans. Shares subject to option cannot be voted.

(3) Does not include security ownership of Mr. Lawrence C. Littlefield, who ceased being an executive officer of the Company on February 15, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                           STOCK OPTION LOAN PROGRAM

 1985, 1990 AND 1996 STOCK PLANS AND 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     There is no provision for loans in the Williams Communications Group, Inc. 1999 Stock Plan; however, the stock option loan programs for The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, The Williams Companies, Inc. 1990 Stock Plan, and The Williams Companies 1985 Stock Plan provide that loans using stock certificates as collateral may be either for a three- or five-year term. Interest payments are due annually during the term of the loan and interest rates are based on the minimum applicable federal rates required to avoid imputed income. The principal amount is due at the end of the loan term, provided, however, that a participant may request, prior to the end of a loan term, a new loan that may be granted at the discretion of the company. Participants who leave the company during the loan period are required to pay the loan balance and any accrued interest within 30 days of termination.

                                                    TOTAL            LARGEST
                                                  INTEREST            AMOUNT             AMOUNT
                                   INTEREST       OVER TERM         DUE DURING        OUTSTANDING
NAME                                 RATE          OF LOAN             1999             3/17/00
----                               --------     -------------     --------------     --------------
Keith E. Bailey..................   6.28%       $   50,641.92     $   171,408.39     $   163,416.67
Keith E. Bailey..................   6.58%       $   71,656.20     $   232,131.21     $   220,823.30
Keith E. Bailey..................   6.42%       $   67,673.84     $   266,050.00     $   253,385.89
Keith E. Bailey..................   6.80%       $   36,162.67     $   113,593.31     $   107,886.57
Keith E. Bailey..................   6.80%       $   49,588.48     $   254,269.42     $   241,495.31
Keith E. Bailey..................   6.80%       $   59,459.20     $   233,464.78     $   221,735.86
Keith E. Bailey..................   5.68%       $  406,609.84     $ 1,513,046.80     $ 1,448,880.39
Keith E. Bailey..................   5.57%       $1,026,811.18     $ 3,892,296.43     $ 3,730,257.20
Keith E. Bailey..................   5.54%       $1,670,829.99     $ 6,366,043.21     $ 6,102,372.51
                                                -------------     --------------     --------------
          Total..................               $3,439,433.31     $13,042,303.55     $12,490,253.70
Delwin L. Bothof.................   5.42%       $  241,045.04     $ 1,562,790.15     $ 1,499,391.99
Delwin L. Bothof.................   4.67%       $   69,781.32     $   622,339.21     $   605,911.07
                                                -------------     --------------     --------------
          Total..................               $  310,826.35     $ 2,185,129.36     $ 2,105,303.06
John C. Bumgarner, Jr. ..........   5.91%       $  203,927.62     $ 1,218,159.86     $ 1,164,524.12
John C. Bumgarner, Jr. ..........   5.42%       $  559,102.89     $ 3,624,884.74     $ 3,477,833.04
John C. Bumgarner, Jr. ..........   5.42%       $  373,329.60     $ 2,333,503.43     $ 2,322,252.40
                                                -------------     --------------     --------------
          Total..................               $1,136,360.11     $ 7,176,548.03     $ 6,964,609.56
Gerald L. Carson.................   5.59%       $  183,874.33     $   694,643.63     $   665,626.79
                                                -------------     --------------     --------------
          Total..................               $  183,874.33     $   694,643.63     $   665,626.79
James R. Herbster................   6.74%       $   17,864.37     $    56,582.87     $    53,763.73
James R. Herbster................   6.49%       $  119,416.00     $   391,883.22     $   373,038.37
James R. Herbster................   5.93%       $   77,115.43     $   275,508.89     $   263,339.42
                                                -------------     --------------     --------------
          Total..................               $  214,395.80     $   723,974.98     $   690,141.52
Howard E. Janzen.................               $          --     $    10,547.35(1)  $           --
Howard E. Janzen.................   5.70%       $   80,997.64     $   500,669.57     $   479,366.12
Howard E. Janzen.................   5.69%       $   87,092.51     $   323,543.31     $   309,799.39
Howard E. Janzen.................   5.77%       $   38,864.87     $   142,486.55     $   136,353.38
Howard E. Janzen.................   4.71%       $   25,451.88     $   112,692.14     $   109,149.80
Howard E. Janzen.................   4.71%       $   27,328.23     $   120,999.99     $   117,196.48
Howard E. Janzen.................   4.71%       $   54,070.99     $   239,407.68     $   231,882.15

                                                    TOTAL            LARGEST
                                                  INTEREST            AMOUNT             AMOUNT
                                   INTEREST       OVER TERM         DUE DURING        OUTSTANDING
NAME                                 RATE          OF LOAN             1999             3/17/00
----                               --------     -------------     --------------     --------------
Howard E. Janzen.................   4.83%       $  114,621.70     $   492,021.37     $   479,460.09
Howard E. Janzen.................   5.37%       $  101,999.39     $   391,455.23     $   384,189.54
                                                -------------     --------------     --------------
          Total..................               $  530,427.21     $ 2,333,823.19     $ 2,247,396.95
Jack D. McCarthy.................   6.23%       $  107,056.32     $   365,091.26     $   348,196.90
Jack D. McCarthy.................   6.23%       $  108,144.83     $   368,803.35     $   351,737.22
Jack D. McCarthy.................   6.23%       $  106,111.35     $   361,868.69     $   345,123.43
Jack D. McCarthy.................   5.59%       $   28,721.07     $   120,963.89     $   115,910.96
Jack D. McCarthy.................   5.59%       $   29,013.10     $   122,193.79     $   117,089.50
Jack D. McCarthy.................   5.59%       $   28,467.56     $   119,896.15     $   114,887.84
Jack D. McCarthy.................   6.42%       $   97,467.41     $   323,130.26     $   307,749.12
Jack D. McCarthy.................   6.42%       $  100,999.44     $   334,839.89     $   318,901.35
Jack D. McCarthy.................   6.42%       $   66,565.13     $   220,681.05     $   210,176.50
Jack D. McCarthy.................   5.59%       $   26,566.90     $   125,456.13     $   120,215.53
Jack D. McCarthy.................   5.59%       $   27,529.63     $   130,002.40     $   124,571.91
Jack D. McCarthy.................   5.59%       $   18,143.80     $    85,679.99     $    82,100.90
Jack D. McCarthy.................   4.83%       $  301,392.00     $ 1,295,562.16     $ 1,260,716.27
Jack D. McCarthy.................   6.21%       $    8,504.25     $           --     $    63,691.84
Jack D. McCarthy.................   6.21%       $   12,452.27     $           --     $    93,260.22
Jack D. McCarthy.................   6.21%       $    7,340.67     $           --     $    54,977.30
Jack D. McCarthy.................   6.80%       $   17,328.98     $           --     $   124,604.27
Jack D. McCarthy.................   6.80%       $   31,942.00     $           --     $   186,714.91
Jack D. McCarthy.................   6.80%       $   32,266.77     $           --     $   188,613.35
Jack D. McCarthy.................   6.80%       $   31,300.96     $           --     $   182,967.77
                                                -------------     --------------     --------------
          Total..................               $1,187,314.42     $ 3,974,169.01     $ 4,712,207.09
Frank M. Semple..................   5.42%       $  180,664.33     $ 1,171,318.21     $ 1,123,800.99
                                                -------------     --------------     --------------
          Total..................               $  180,664.33     $ 1,171,318.21     $ 1,123,800.99
William G. von Glahn.............   5.83%       $   64,363.20     $   389,454.40     $           --
William G. von Glahn.............   5.83%       $    1,287.26     $     7,789.09     $     7,450.52
William G. von Glahn.............   5.83%       $    1,287.26     $     7,789.09     $     7,450.52
William G. von Glahn.............   5.83%       $    6,296.40     $    38,098.75     $    36,442.76
William G. von Glahn.............   5.91%       $    6,240.96     $    37,280.27     $           --
William G. von Glahn.............   6.23%       $   11,961.60     $    67,987.23     $    64,841.14
William G. von Glahn.............   6.23%       $   11,662.56     $    66,287.49     $    63,220.11
William G. von Glahn.............   5.54%       $   23,156.31     $   147,046.79     $   140,956.34
William G. von Glahn.............   5.54%       $      744.58     $     4,550.04     $           --
William G. von Glahn.............   5.54%       $      744.58     $     4,550.04     $           --
William G. von Glahn.............   5.54%       $   32,907.60     $   208,969.20     $   200,314.05
William G. von Glahn.............   5.59%       $   32,418.94     $   152,049.60     $           --
William G. von Glahn.............   5.59%       $      648.38     $     2,925.42     $           --
William G. von Glahn.............   5.59%       $      648.38     $     2,925.42     $           --
William G. von Glahn.............   5.59%       $    3,431.31     $    16,049.66     $    15,379.25
William G. von Glahn.............   5.59%       $    3,619.26     $    16,894.37     $    16,188.68
William G. von Glahn.............   5.39%       $    4,632.86     $    40,469.79     $    38,836.63
William G. von Glahn.............   5.39%       $    4,831.80     $    42,156.00     $    40,454.83
William G. von Glahn.............   5.39%       $    3,092.09     $    20,976.86     $    20,130.32
William G. von Glahn.............   5.39%       $       99.42     $       649.74     $           --
William G. von Glahn.............   5.39%       $       99.42     $       649.74     $           --

                                                    TOTAL            LARGEST
                                                  INTEREST            AMOUNT             AMOUNT
                                   INTEREST       OVER TERM         DUE DURING        OUTSTANDING
NAME                                 RATE          OF LOAN             1999             3/17/00
----                               --------     -------------     --------------     --------------
William G. von Glahn.............   5.48%       $   76,281.60     $   489,427.21     $   469,364.09
William G. von Glahn.............   5.57%       $   55,700.00     $   211,140.04     $   202,350.08
William G. von Glahn.............   5.54%       $  113,547.84     $   432,629.58     $   414,710.79
William G. von Glahn.............   5.28%       $   40,757.26     $   181,835.08     $   176,949.26
William G. von Glahn.............   5.82%       $  200,208.00     $   706,868.91     $   696,447.13
William G. von Glahn.............   5.98%       $   45,448.00     $   154,490.29     $   153,917.53
William G. von Glahn.............   6.20%       $      551.17     $     3,858.92     $     3,890.23
William G. von Glahn.............   6.20%       $      551.17     $     3,858.92     $     3,890.23
William G. von Glahn.............   5.74%       $    6,485.13     $    68,247.52     $    68,760.35
William G. von Glahn.............   6.20%       $   18,494.68     $    80,394.08     $    81,046.36
                                                -------------     --------------     --------------
          Total..................               $  662,507.03     $ 2,912,735.51     $ 2,922,991.20
          Grand Total............               $7,955,494.90     $34,910,209.50     $33,922,330.86

---------------

(1) Represents $10,547.35 of additional interest that Mr. Janzen was undercharged in 1998. The amount was paid in 1999.

Williams agreed to loan Scott E. Schubert, in connection with his employment agreement, approximately $4,000,000 to provide funds to exercise options granted by his former employer. Currently Mr. Schubert has three such loans outstanding, the first two of which were made on June 22, 1999, in the principal amount of $1,200,000 and bearing an interest rate of 4.98 percent and in the principal amount of $800,000 and bearing an interest rate of 5.37 percent and the third of which was made on February 29, 2000 in the principal amount of $2,000,000 and bearing an interest rate of 6.56 percent.

     John C. Bumgarner, a director and Senior Vice President, Strategic Investments, of the Company, owns real estate and leases a portion of it to subsidiaries of the Company for use as office space. In 1999, payments under these leases approximated $900,000. These leases remain in place, and the Company expects its subsidiaries to make similar payments approximating $75,000 per month for the term of the leases.

     Williams, which owns 100 percent of the outstanding shares of the Company's Class B Common Stock, has entered into agreements with the Company for the provision of certain administrative and other services to the Company, for the lease of certain property and facilities, for the sharing of tax liabilities and benefits, and the license of the Williams name and logo.

     SBC Communications Inc., which owns approximately 29.7 percent of the outstanding shares of the Company's Class A Common Stock, has entered into a series of agreements with the Company under which SBC must first seek to obtain domestic voice and data long distance services from the Company for 20 years; the Company must first seek to obtain select international wholesale services and various other services, including toll-free, operator, calling card and directory assistance services, from SBC for 20 years; and the Company and SBC will sell each other's products to their respective customers and provide installation and maintenance of communications equipment and other services.

     A subsidiary of Intel Corporation, which owns approximately 13.5 percent of the outstanding shares of the Company's Class A Common Stock, has entered into a ten-year master alliance agreement with the Company under which each will purchase services from the another and work together to create a co-marketing arrangement. The services the Company provides include domestic transport services, and Intel provides Web hosting services pursuant to the co-marketing arrangement. Subject to the Company's meeting price, quality of service, and other specifications, Intel will purchase a significant portion of its yearly domestic transport requirements from the Company.

     Telefonos de Mexico, S.A. de C.V. (TelMex), which owns approximately 6.8 percent of the outstanding shares of the Company's Class A Common Stock, has entered into agreements with the Company under which TelMex must first seek to obtain select international wholesale services and various other services from the Company for 20 years and the Company must first seek to obtain select international wholesale services and various other services from TelMex for 20 years. In addition, the Company and TelMex have entered into an interconnection agreement and are negotiating additional agreements for the purchase and sale of telecommunications services.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed, subject to stockholder approval, the firm of Ernst & Young LLP, independent public accountants, as the independent auditor of the Company for calendar year 2000. The firm of Ernst & Young LLP and its predecessor has served the Company in this capacity for many years. Management recommends a vote "FOR" the ratification of Ernst & Young LLP as auditors for 2000.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who beneficially own more than 10 percent of the Company's stock to file certain reports with the SEC and the New York Stock Exchange concerning their beneficial ownership of the Company's equity securities. The SEC regulations also require that a copy of all such
Section 16(a) forms filed must be furnished to the Company by the executive officers, directors, and greater than 10 percent stockholders. Based on a review of the copies of such forms and amendments thereto received by the Company with respect to 1999, the Company is not aware of any late filings.

STOCKHOLDER PROPOSALS FOR 2001

     In order for a stockholder proposal to be considered for inclusion in the Company's 2001 Proxy Statement, such proposal must be received by the Company no later than December 1, 2000. The proposal should be addressed to the Secretary, Williams Communications Group, Inc., One Williams Center, Tulsa, Oklahoma 74172. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

GENERAL

     The Company knows of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

                                            By Order of the Board of Directors

                                            Shawna L. Gehres
                                            Secretary

Tulsa, Oklahoma
March 27, 2000

                      WILLIAMS COMMUNICATIONS GROUP, INC.

             Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 18, 2000

     The undersigned stockholder of Williams Communications Group, Inc. hereby appoints Howard E. Janzen, Scott E. Schubert, and Bob F. McCoy, jointly and severally, with full power of substitution, as proxies to represent and to vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams Communications Group, Inc. to be held on the 18th day of May, 2000 and at any adjournments thereof, on all matters coming before said meeting.

     Election of Directors. Nominees:       (change of address/comments)

     J. Cliff Eason
                                            -----------------------------------
     Michael P. Johnson, Sr.
                                            -----------------------------------
     Cuba Wedlington, Jr.
                                            -----------------------------------

                                            -----------------------------------
                                            (If you have written in the above
                                            space, please mark the corresponding
                                            box on the reverse side of this
                                            card.)


You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

                                                                     -----------
                                                                     SEE REVERSE
                                                                            SIDE
                                                                     -----------


                            - FOLD AND DETACH HERE -

                          Communications Regular Card

     PLEASE MARK YOUR
[X]  VOTES AS IN THIS
     EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR PROPOSALS 1 AND 2.

                    FOR  WITHHELD                                   FOR   AGAINST   ABSTAIN
                    [ ]    [ ]                                      [ ]     [ ]       [ ]

1. Election of                     2. Ratification of Ernst &                                   3. In the discretion of one or more
   Directors                          Young LLP as auditors for                                    of said proxies upon any other
   (See reverse)                      2000                                                         business as may properly come
                                                                                                   before the Meeting or any
For, except vote withheld from the following nominee(s)                                            adjournments thereof.



-----------------------------------------------------------


                                                                                       Change of address,
                                                                                       see reverse side.







SIGNATURE(S)                                                           DATE         The signer hereby revokes all proxies heretofore
            ---------------------------------------------------------       ------- given by the signer to vote at said meeting or
                                                                                    any adjournments thereof.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                            o FOLD AND DETACH HERE o